UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2013

HEICO Corporation
(Exact name of registrant as specified in its charter)

Florida	1-4604	65-0341002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Taft Street, Hollywood, Florida	33021
(Address of Principal Executive Offices)	(Zip Code)
(954) 987-4000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2013, HEICO Corporation (the “Company”) entered into an amendment to its Revolving Credit Facility (“Credit Facility”) with several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SunTrust Bank, as Administrative Agent. Pursuant to the Fourth Amendment to the Credit Facility (“Fourth Amendment”), the maturity date of the Credit Facility was extended by one year to December 14, 2018 and the aggregate principal amount was increased to $800 million. Furthermore, the Fourth amendment includes a feature that will allow the Company to increase the Credit Facility by an additional $200 million, at its option, to become a $1 billion facility through increased commitments from existing lenders or the addition of new lenders.

The description of the Fourth Amendment, as set forth in this Item 1.01, is qualified in its entirety by reference to the copy of such amendment filed as Exhibit 10.1 to this report on Form 8-K, which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

10.1
Fourth Amendment to Revolving Credit Agreement, effective as of November 22, 2013, among HEICO Corporation, as Borrower, the Lenders from time to time party hereto and Sun Trust Bank, as Administrative Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2013	HEICO CORPORATION

	By:	/s/ CARLOS L. MACAU, JR.
Carlos L. Macau, Jr.
Executive Vice President - Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit	Description

10.1
Fourth Amendment to Revolving Credit Agreement, effective as of November 22, 2013, among HEICO Corporation, as Borrower, the Lenders from time to time party hereto and Sun Trust Bank, as Administrative Agent.